Exhibit 99.2

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this Form 10-Q are defined below:

Abbreviation or Acronym	Definition
2019 Equity Units

Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, which consisted of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

2021 Triennial Review

Virginia Commission review of Virginia Power’s earned return on base rate generation and distribution services for the four successive 12-month test periods beginning January 1, 2017 and ending December 31, 2020

ARO	Asset retirement obligation
bcf	Billion cubic feet
BHE

The legal entity, Berkshire Hathaway Energy Company, one or more of its consolidated subsidiaries (including Eastern Energy Gas Holdings, LLC, Northeast Midstream Partners, LP and Cove Point effective November 2020), or the entirety of Berkshire Hathaway Energy Company and its consolidated subsidiaries

CCR	Coal combustion residual
CCRO	Customer credit reinvestment offset
CO2	Carbon dioxide
Companies	Dominion Energy and Virginia Power, collectively
Contracted Energy	Contracted Energy operating segment, formerly known as the Contracted Assets operating segment
Cooling degree days

Units measuring the extent to which the average daily temperature is greater than 65 degrees Fahrenheit, or 75 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 75 degrees, as applicable, and the average temperature for that day

Cove Point	Cove Point LNG, LP (formerly known as Dominion Energy Cove Point LNG, LP)
CVOW Commercial Project

A proposed 2.6 GW wind generation facility 27 miles off the coast of Virginia Beach, Virginia in federal waters adjacent to the CVOW Pilot Project and associated interconnection facilities in and around Virginia Beach, Virginia

CVOW Pilot Project	A 12 MW wind generation facility 27 miles off the coast of Virginia Beach, Virginia in federal waters
DECP Holdings	The legal entity DECP Holdings, Inc., which holds Dominion Energy's noncontrolling interest in Cove Point
DEQPS	MountainWest Pipeline Services, Inc. (formerly known as Dominion Energy Questar Pipeline Services, Inc.)
DESC

The legal entity, Dominion Energy South Carolina, Inc., one or more of its consolidated entities or operating segment, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated entities

Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Direct®	A dividend reinvestment and open enrollment direct stock purchase plan
Dominion Energy Questar Pipeline

The legal entity, MountainWest Pipeline, LLC (formerly known as Dominion Energy Questar Pipeline, LLC), one or more of its consolidated subsidiaries (including its 50% noncontrolling interest in White River Hub, LLC), or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Dominion Energy South Carolina	Dominion Energy South Carolina operating segment
Dominion Energy Virginia	Dominion Energy Virginia operating segment

Dominion Privatization	Dominion Utility Privatization, LLC, a joint venture between Dominion Energy and Patriot
East Ohio	The East Ohio Gas Company, doing business as Dominion Energy Ohio
East Ohio Transaction

The proposed sale by Dominion Energy to Enbridge of all issued and outstanding capital stock in Dominion Energy Questar Corporation and its consolidated subsidiaries, which following a proposed reorganization will include East Ohio and Dominion Energy Gas Distribution, LLC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Enbridge

The legal entity, Enbridge Inc., one or more of its consolidated subsidiaries (including Enbridge Elephant Holdings, LLC, Enbridge Parrot Holdings, LLC, and Enbridge Quail Holdings, LLC), or the entirety of Enbridge Inc. and its consolidated subsidiaries

EPA	U.S. Environmental Protection Agency
EPS	Earnings per common share
FERC	Federal Energy Regulatory Commission
Gas Distribution	Gas Distribution operating segment
GHG	Greenhouse gas
GTSA	Virginia Grid Transformation and Security Act of 2018
GW	Gigawatt
Heating degree days

Units measuring the extent to which the average daily temperature is less than 65 degrees Fahrenheit, or 60 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 60 degrees, as applicable, and the average temperature for that day

Hope	Hope Gas, Inc., doing business as Dominion Energy West Virginia through August 2022
ISO	Independent system operator
Jones Act	The Coastwise Merchandise Statute (commonly known as the Jones Act) 46 U.S.C. §55102 regulating U.S. maritime commerce
Kewaunee	Kewaunee nuclear power station
LNG	Liquefied natural gas
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Millstone	Millstone nuclear power station
MW	Megawatt
MWh	Megawatt hour
Order 1000	Order issued by FERC adopting requirements for electric transmission planning, cost allocation and development
Patriot	Patriot Utility Privatizations, LLC, a joint venture between Foundation Infrastructure Partners, LLC and John Hancock Life Insurance Company (U.S.A.) and affiliates
PFAS	Per- and polyfluorinated substances, a group of widely used chemicals that break down very slowly over time in the environment
PJM	PJM Interconnection, LLC
PSNC	Public Service Company of North Carolina, Incorporated, doing business as Dominion Energy North Carolina
PSNC Transaction

The proposed sale by Dominion Energy to Enbridge of all of its membership interests in Fall North Carolina Holdco LLC and its consolidated subsidiaries, which following a proposed reorganization will include PSNC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Q-Pipe Group

Collectively, Dominion Energy Questar Pipeline, DEQPS and MountainWest Energy Holding Company, LLC (formerly known as QPC Holding Company, LLC and its subsidiary MountainWest Southern Trails Pipeline Company (formerly known as Questar Southern Trails Pipeline Company))

Questar Gas	Questar Gas Company, doing business as Dominion Energy Utah, Dominion Energy Wyoming and Dominion Energy Idaho
Questar Gas Transaction

The proposed sale by Dominion Energy to Enbridge of all of its membership interests in Fall West Holdco LLC and its consolidated subsidiaries, which following a proposed reorganization will include Questar Gas, Wexpro, Wexpro II Company, Wexpro Development Company, Dominion Energy Wexpro Services Company, Questar InfoComm Inc. and Dominion Gas Projects Company, LLC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Regulation Act

Legislation effective July 1, 2007, that amended the Virginia Electric Utility Restructuring Act and fuel factor statute, which legislation is also known as the Virginia Electric Utility Regulation Act, as amended in 2015, 2018 and 2023

RGGI	Regional Greenhouse Gas Initiative
ROE	Return on equity
RTO	Regional transmission organization
SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries, or the entirety of SCANA Corporation and its consolidated subsidiaries
SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA
SEC	U.S. Securities and Exchange Commission
SEEM	Southeast Energy Exchange Market
Series A Preferred Stock

Dominion Energy’s Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share (previously designated the 1.75% Series A Cumulative Perpetual Convertible Preferred Stock)

Standard & Poor’s	Standard & Poor’s Ratings Services, a division of S&P Global Inc.
VCEA	Virginia Clean Economy Act of March 2020
Virginia Commission	Virginia State Corporation Commission
Virginia Power

The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segment, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

Wexpro	The legal entity, Wexpro Company, one or more of its consolidated subsidiaries, or the entirety of Wexpro Company and its consolidated subsidiaries

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MD&A discusses Dominion Energy’s results of operations and general financial condition and Virginia Power’s results of operations. MD&A should be read in conjunction with the Companies’ Consolidated Financial Statements. Virginia Power meets the conditions to file under the reduced disclosure format, and therefore has omitted certain sections of MD&A.

Contents of MD&A

MD&A consists of the following information:

•
Forward-Looking Statements—Dominion Energy and Virginia Power
•
Accounting Matters—Dominion Energy
•
Results of Operations—Dominion Energy and Virginia Power
•
Segment Results of Operations—Dominion Energy
•
Outlook—Dominion Energy
•
Liquidity and Capital Resources—Dominion Energy
•
Future Issues and Other Matters—Dominion Energy

Forward-Looking Statements

This report contains statements concerning the Companies’ expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words.

The Companies make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

•
Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;
•
Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding, climate changes and changes in water temperatures and availability that can cause outages and property damage to facilities;
•
The impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in our markets and global supply chains;
•
Federal, state and local legislative and regulatory developments, including changes in or interpretations of federal and state tax laws and regulations;
•
The direct and indirect impacts of implementing recommendations resulting from the business review announced in November 2022;
•
Risks of operating businesses in regulated industries that are subject to changing regulatory structures;
•
Changes to regulated electric rates collected by the Companies and regulated gas distribution, transportation and storage rates collected by Dominion Energy;
•
Changes in rules for RTOs and ISOs in which the Companies join and/or participate, including changes in rate designs, changes in FERC’s interpretation of market rules and new and evolving capacity models;
•
Risks associated with Virginia Power’s membership and participation in PJM, including risks related to obligations created by the default of other participants;
•
Risks associated with entities in which Dominion Energy shares ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between Dominion Energy and third party participants and difficulties in exiting these arrangements;

•
Changes in future levels of domestic and international natural gas production, supply or consumption;
•
Impacts to Dominion Energy’s noncontrolling interest in Cove Point from fluctuations in future volumes of LNG imports or exports from the U.S. and other countries worldwide or demand for, purchases of, and prices related to natural gas or LNG;
•
Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;
•
The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;
•
Risks and uncertainties that may impact the Companies’ ability to develop and construct the CVOW Commercial Project within the currently proposed timeline, or at all, and consistent with current cost estimates along with the ability to recover such costs from customers;
•
Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other substances, more extensive permitting requirements and the regulation of additional substances;
•
Cost of environmental strategy and compliance, including those costs related to climate change;
•
Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;
•
Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;
•
Unplanned outages at facilities in which the Companies have an ownership interest;
•
The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error and other catastrophic events;
•
Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;
•
Changes in operating, maintenance and construction costs;
•
Domestic terrorism and other threats to the Companies’ physical and intangible assets, as well as threats to cybersecurity;
•
Additional competition in industries in which the Companies operate, including in electric markets in which Dominion Energy’s nonregulated generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;
•
Competition in the development, construction and ownership of certain electric transmission facilities in the Companies’ service territory in connection with Order 1000;
•
Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;
•
Changes in demand for the Companies’ services, including industrial, commercial and residential growth or decline in the Companies’ service areas, changes in supplies of natural gas delivered to Dominion Energy’s pipeline system, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;
•
Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;
•
Impacts of acquisitions, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;
•
The expected timing and likelihood of the completion of the proposed sale of Dominion Energy’s noncontrolling interest in Cove Point, including the ability to obtain the requisite regulatory approvals and the terms and conditions of such approvals;
•
Adverse outcomes in litigation matters or regulatory proceedings, including matters acquired in the SCANA Combination;
•
Counterparty credit and performance risk;
•
Fluctuations in the value of investments held in nuclear decommissioning trusts by the Companies and in benefit plan trusts by Dominion Energy;

•
Fluctuations in energy-related commodity prices and the effect these could have on Dominion Energy’s earnings and the Companies’ liquidity position and the underlying value of their assets;
•
Fluctuations in interest rates;
•
The effectiveness to which existing economic hedging instruments mitigate fluctuations in currency exchange rates of the Euro and Danish Krone associated with certain fixed price contracts for the major offshore construction and equipment components of the CVOW Commercial Project;
•
Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;
•
Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;
•
Political and economic conditions, including inflation and deflation;
•
Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and
•
Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Additionally, other risks that could cause actual results to differ from predicted results are set forth in Part I. Item 1A. Risk Factors in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

The Companies’ forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Companies caution the reader not to place undue reliance on their forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. The Companies undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

Accounting Matters

As of June 30, 2023, there have been no significant changes with regard to the critical accounting policies and estimates disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022. The policies disclosed included the accounting for regulated operations, AROs, income taxes, accounting for derivative contracts and financial instruments at fair value, use of estimates in goodwill impairment testing, use of estimates in long-lived asset and equity method investment impairment testing, held for sale classification and employee benefit plans.

Results of Operations—Dominion Energy

Presented below is a summary of Dominion Energy’s consolidated results:

	2023	2022	$ Change
(millions, except EPS)
Second Quarter
Net income (loss) attributable to Dominion Energy	$599	$(453)	$1,052
Diluted EPS	0.69	(0.58)	1.27
Year-To-Date
Net income attributable to Dominion Energy	$1,596	$258	$1,338
Diluted EPS	1.86	0.25	1.61

Overview

Second Quarter 2023 vs. 2022

Net income attributable to Dominion Energy increased $1.1 billion, primarily due to the absences of a loss associated with the sale of Kewaunee, a charge for RGGI compliance costs deemed recovered through base rates and a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses. In addition, there was an increase in net investment earnings on nuclear decommissioning trust funds and increased unrealized gains on economic hedging activities. These increases were partially offset by a decrease in sales to electric utility customers attributable to weather.

Year-To-Date 2023 vs. 2022

Net income attributable to Dominion Energy increased $1.3 billion, primarily due to the absences of a loss associated with the sale of Kewaunee, a charge for RGGI compliance costs deemed recovered through base rates, a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses and a charge to reflect the recognition of deferred taxes on the outside basis of Hope’s stock upon meeting the classification as held for sale. In addition, there was an increase in net investment earnings on nuclear decommissioning trust funds, increased unrealized gains on economic hedging activities and a decrease in storm damage and service restoration costs. These increases were partially offset by a charge associated with the impairment of a corporate office building and a decrease in sales to electric utility customers attributable to weather.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Energy’s results of operations:

	Second Quarter			Year-To-Date
	2023	2022	$ Change	2023	2022	$ Change
(millions)
Operating revenue	$3,166	$3,059	$107	$7,049	$6,172	$877
Electric fuel and other energy-related purchases	939	730	209	1,961	1,408	553
Purchased electric capacity	15	16	(1)	23	29	(6)
Purchased gas	49	95	(46)	172	240	(68)
Other operations and maintenance	775	850	(75)	1,517	1,740	(223)
Depreciation, depletion and amortization	603	600	3	1,221	1,202	19
Other taxes	164	177	(13)	355	359	(4)
Impairment of assets and other charges	44	416	(372)	142	405	(263)
Losses (gains) on sales of assets	(21)	636	(657)	(23)	608	(631)
Other income (expense)	314	(285)	599	590	(242)	832
Interest and related charges	395	71	324	874	313	561
Income tax expense (benefit)	86	(152)	238	250	(9)	259
Net income from discontinued operations including noncontrolling interests	168	212	(44)	449	623	(174)

An analysis of Dominion Energy’s results of operations follows:

Second Quarter 2023 vs. 2022

Operating revenue increased 3%, primarily reflecting:

•
A $182 million net increase associated with market prices affecting Millstone, including economic hedging impacts of net realized and unrealized gains on freestanding derivatives ($201 million);
•
A $171 million net increase in fuel-related revenue as a result of an increase in commodity costs associated with sales to electric utility retail customers ($206 million) and a decrease in commodity costs associated with sales to gas utility customers ($35 million); and
•
A $52 million increase in sales to electric utility retail customers associated with economic and other usage factors.

These increases were partially offset by:

•
A $91 million net decrease from electric utility customers who elect to pay market based or other negotiated rates, including settlements of economic hedges at Virginia Power;
•
An $89 million decrease in sales to electric utility retail customers, primarily due to a decrease in cooling degree days;
•
A $69 million decrease from unplanned outages ($60 million) and planned outages ($9 million) at Millstone; and
•
A $29 million decrease from the sale of Hope.

Electric fuel and other energy-related purchases increased 29%, primarily due to higher commodity costs for electric utilities ($206 million) and an increase in the use of purchased renewable energy credits at Virginia Power ($26 million), which are offset in operating revenue and do not impact net income.

Purchased gas decreased 48%, primarily due to a decrease in commodity costs for gas utilities, which are offset in operating revenue and do not impact net income.

Other operations and maintenance decreased 9%, primarily due to a decrease in certain Virginia Power expenditures which are primarily recovered through state- and FERC-regulated rates and do not impact net income ($32 million), partially offset by an increase in outside services ($13 million).

Impairment of assets and other charges decreased 89%, primarily due to the absence of a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses ($191 million), the absence of a charge for RGGI compliance costs deemed recovered through base rates ($180 million) and a net decrease in dismantling costs and other activities associated with certain retired electric generation facilities at Virginia Power ($38 million), partially offset by a charge for the write-off of certain previously deferred amounts related to the cessation of certain riders effective July 2023 ($36 million).

Gains on sales of assets increased $657 million, primarily due to the absence of a loss associated with the sale of Kewaunee.

Other income increased $599 million, primarily due to net investment gains in 2023 compared to net investment losses in 2022 on nuclear decommissioning trust funds.

Interest and related charges increased $324 million, primarily due to lower unrealized gains in 2023 compared to 2022 associated with freestanding derivatives ($205 million), higher interest rates on commercial paper and long-term debt ($56 million), increased commercial paper and long-term debt borrowings ($44 million) and higher interest rates on variable rate debt and cash flow interest rate swaps ($37 million).

Income tax expense increased $238 million, primarily due to higher pre-tax income ($328 million), partially offset by lower interim period allocation of investment tax credits ($34 million), excess deferred income tax amortization ($20 million) and decreased consolidated state deferred tax expense on pre-tax gains from nuclear decommissioning trusts and economic hedges ($24 million).

Net income from discontinued operations including noncontrolling interests decreased 21%, primarily due to higher interest rates on variable rate debt secured by Dominion Energy's 50% noncontrolling interest in Cove Point ($17 million) and an impairment charge of certain nonregulated solar assets ($11 million).

Year-To-Date 2023 vs. 2022

Operating revenue increased 14%, primarily reflecting:

•
A $755 million net increase associated with market prices affecting Millstone, including economic hedging impacts of net realized and unrealized gains on freestanding derivatives ($876 million);
•
A $490 million net increase in fuel-related revenue as a result of an increase in commodity costs associated with sales to electric utility retail customers ($522 million) and a decrease in commodity costs associated with sales to gas utility customers ($32 million);
•
An $89 million increase in sales to electric utility retail customers associated with economic and other usage factors;
•
A $55 million increase to recover the costs and an authorized return, as applicable, associated with Virginia Power non-fuel riders; and
•
A $24 million increase in sales to electric utility retail customers associated with growth.

These increases were partially offset by:

•
A $206 million decrease in sales to electric utility retail customers, primarily due to a decrease in heating degree days during the heating season ($117 million) and a decrease in cooling degree days during the cooling season ($89 million);
•
A $128 million net decrease from electric utility customers who elect to pay market based or other negotiated rates, including settlements of economic hedges at Virginia Power;
•
A $95 million decrease from the sale of Hope; and
•
A $69 million decrease from unplanned outages ($60 million) and planned outages ($9 million) at Millstone.

Electric fuel and other energy-related purchases increased 39%, primarily due to higher commodity costs for electric utilities ($522 million) and an increase in the use of purchased renewable energy credits at Virginia Power ($54 million), which are offset in operating revenue and do not impact net income.

Purchased gas decreased 28%, primarily due to a a decrease from the sale of Hope ($37 million) and a decrease in commodity costs for gas utilities ($32 million), which are offset in operating revenue and do not impact net income.

Other operations and maintenance decreased 13%, primarily due to a decrease in storm damage and restoration costs in Virginia Power’s service territory ($111 million) and a decrease in certain Virginia Power expenditures which are primarily recovered through state- and FERC-regulated rates and do not impact net income ($103 million), partially offset by an increase in outside services ($26 million).

Impairment of assets and other charges decreased 65%, primarily due to the absence of a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses ($191 million), the absence of a charge for RGGI compliance costs deemed recovered through base rates ($180 million) and a net decrease in dismantling costs and other activities associated with certain retired electric generation facilities at Virginia Power ($39 million), partially offset by the impairment of a corporate office building ($91 million) and a charge for the write-off of certain previously deferred amounts related to the cessation of certain riders effective July 2023 ($36 million).

Gains on sales of assets increased $631 million, primarily due to the absence of a loss associated with the sale of Kewaunee ($649 million) and a gain on the transfer of certain utility property in South Carolina ($20 million), partially offset by the absence of a gain on the contribution of certain privatization operations to Dominion Privatization ($23 million).

Other income increased $832 million, primarily due to net investment gains in 2023 compared to net investment losses in 2022 on nuclear decommissioning trust funds.

Interest and related charges increased $561 million, primarily due to unrealized losses in 2023 compared to unrealized gains in 2022 associated with freestanding derivatives ($336 million), higher interest rates on commercial paper and long-term debt ($101 million), increased commercial paper and long-term debt borrowings ($80 million), higher interest rates on variable rate debt and cash flow interest rate swaps ($77 million) and lower premiums received on interest rate derivatives ($24 million).

Income tax expense increased $259 million, primarily due to higher pre-tax income ($440 million), partially offset by the absence of a charge to reflect the recognition of deferred taxes on the outside basis of Hope’s stock upon meeting the classification as held for sale ($90 million) and decreased consolidated state deferred tax expense on pre-tax gains from nuclear decommissioning trusts and economic hedges ($30 million).

Net income from discontinued operations including noncontrolling interests decreased 28%, primarily due to lower unrealized gains on interest rate derivatives for economic hedging of debt secured by Dominion Energy's 50% noncontrolling interest in Cove Point ($107 million), higher interest rates on variable rate debt secured by Dominion Energy's 50% noncontrolling interest in Cove Point ($36 million), an increase in interest expense primarily associated with debt issuances in 2022 ($25 million) and an impairment charge of certain nonregulated solar assets ($11 million), partially offset by an increase following the approved base rate case for Questar Gas ($25 million).

Results of Operations—Virginia Power

Presented below is a summary of Virginia Power’s consolidated results:

	Second Quarter			Year-To-Date
	2023	2022	$ Change	2023	2022	$ Change
(millions)
Net income	$332	$47	$285	$685	$404	$281

Overview

Second Quarter 2023 vs. 2022

Net income increased $285 million, primarily due to the absences of a charge for RGGI compliance costs deemed recovered through base rates and a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses as well as an increase in net investment earnings on nuclear decommissioning trust funds, partially offset by a decrease in sales to electric utility customers attributable to weather.

Year-To-Date 2023 vs. 2022

Net income increased 70%, primarily due to the absences of a charge for RGGI compliance costs deemed recovered through base rates and a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses as well as an increase in net investment earnings on nuclear decommissioning trust funds and a decrease in storm damage and service restoration costs, partially offset by a decrease in sales to electric utility customers attributable to weather.

Analysis of Consolidated Operations

Presented below are selected amounts related to Virginia Power’s results of operations:

	Second Quarter			Year-To-Date
	2023	2022	$ Change	2023	2022	$ Change
(millions)
Operating revenue	$2,251	$2,175	$76	$4,635	$4,342	$293
Electric fuel and other energy-related purchases	706	533	173	1,505	1,049	456
Purchased electric capacity	10	11	(1)	18	22	(4)
Other operations and maintenance	443	478	(35)	884	1,048	(164)
Depreciation and amortization	432	425	7	879	854	25
Other taxes	67	83	(16)	152	158	(6)
Impairment of assets and other charges	38	409	(371)	45	413	(368)
Other income (expense)	48	(44)	92	84	(40)	124
Interest and related charges	182	145	37	363	293	70
Income tax expense	89	—	89	188	61	127

An analysis of Virginia Power’s results of operations follows:

Second Quarter 2023 vs. 2022

Operating revenue increased 3%, primarily reflecting:

•
A $169 million increase in fuel-related revenue as a result of a net increase in commodity costs associated with sales to electric utility retail customers; and
•
A $54 million increase in sales to electric utility retail customers associated with economic and other usage factors.

These increases were partially offset by:

•
A $77 million net decrease from electric utility customers who elect to pay market based or other negotiated rates, including settlements of economic hedges; and
•
A $55 million decrease in sales to electric utility retail customers, primarily due to a decrease in cooling degree days.

Electric fuel and other energy-related purchases increased 32%, primarily due to higher commodity costs for electric utilities ($169 million) and an increase in the use of purchased renewable energy credits ($26 million), which are offset in operating revenue and do not impact net income.

Other operations and maintenance decreased 7%, primarily due to a decrease in certain expenditures which are primarily recovered through state- and FERC-regulated rates and do not impact net income ($32 million) and a decrease in bad debt expense ($10 million), partially offset by an increase in outside services ($13 million).

Other taxes decreased 19%, primarily due to lower property taxes.

Impairment of assets and other charges decreased 91%, primarily due to the absence of a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses ($191 million), the absence of a charge for RGGI compliance costs deemed recovered through base rates ($180 million) and a net decrease in dismantling costs and other activities associated with certain retired electric generation facilities ($38 million), partially offset by a charge for the write-off of certain previously deferred amounts related to the cessation of certain riders effective July 2023 ($36 million).

Other income increased $92 million, primarily due to net investment gains in 2023 compared to net investment losses in 2022 on nuclear decommissioning trust funds.

Interest and related charges increased 26%, primarily due to increased commercial paper, long-term debt and intercompany borrowings with Dominion Energy ($39 million) and higher interest rates on commercial paper, long-term debt and intercompany borrowings with Dominion Energy ($11 million).

Income tax expense increased $89 million, primarily due to higher pre-tax income.

Year-To-Date 2023 vs. 2022

Operating revenue increased 7%, primarily reflecting:

•
A $418 million increase in fuel-related revenue as a result of a net increase in commodity costs associated with sales to electric utility retail customers;
•
A $89 million increase in sales to electric utility retail customers associated with economic and other usage factors;
•
A $55 million increase to recover the costs and an authorized return, as applicable, associated with non-fuel riders; and
•
A $12 million increase in sales to electric utility retail customers associated with growth.

These increases were partially offset by:

•
A $146 million decrease in sales to electric utility retail customers from a decrease in heating degree days during the heating season ($91 million) and a decrease in cooling degree days during the cooling season ($55 million); and
•
A $105 million net decrease from electric utility customers who elect to pay market based or other negotiated rates, including settlements of economic hedges.

Electric fuel and other energy-related purchases increased 43%, primarily due to higher commodity costs for electric utilities ($418 million) and an increase in the use of purchased renewable energy credits ($54 million), which are offset in operating revenue and do not impact net income.

Other operations and maintenance decreased 16%, primarily due to a decrease in storm damage and restoration costs ($111 million) and a decrease in certain expenditures which are primarily recovered through state- and FERC-regulated rates and do not impact net income ($103 million), partially offset by an increase in outside services ($29 million) and an increase in salaries, wages and benefits and administrative costs ($18 million).

Impairment of assets and other charges decreased 89%, primarily due to the absence of a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses ($191 million), the absence of a charge for RGGI compliance costs deemed recovered through base rates ($180 million) and a net decrease in dismantling costs and other activities associated with certain retired electric generation facilities ($39 million), partially offset by a charge for the write-off of certain previously deferred amounts related to the cessation of certain riders effective July 2023 ($36 million).

Other income increased $124 million, primarily due to net investment gains in 2023 compared to net investment losses in 2022 on nuclear decommissioning trust funds.

Interest and related charges increased 24%, primarily due to increased commercial paper, long-term debt and intercompany borrowings with Dominion Energy ($72 million) and higher interest rates on commercial paper, long-term debt and intercompany borrowings with Dominion Energy ($22 million), partially offset by decreased interest expense associated with rider deferrals ($19 million).

Income tax expense increased $127 million, primarily due to higher pre-tax income ($101 million) and lower investment tax credits ($31 million).

Segment Results of Operations

Segment results include the impact of intersegment revenues and expenses, which may result in intersegment profit and loss. In September 2023, Dominion Energy revised its operating segments subsequent to entering agreements for the East Ohio, PSNC and Questar Gas Transactions as well as completing the sale of its noncontrolling interest in Cove Point. See Notes 1 and 21 to the Consolidated Financial Statements for more information. The historical information presented herein has been recast to reflect the current segment presentation. Presented below is a summary of contributions by Dominion Energy’s operating segments to net income (loss) attributable to Dominion Energy:

	Net Income (Loss) Attributable to Dominion Energy			EPS(1)
	2023	2022	$ Change	2023	2022	$ Change
(millions, except EPS)
Second Quarter
Dominion Energy Virginia	$392	$442	$(50)	$0.47	$0.54	$(0.07)
Dominion Energy South Carolina	68	124	(56)	0.08	0.15	(0.07)
Contracted Energy	(44)	(27)	(17)	(0.05)	(0.03)	(0.02)
Corporate and Other	183	(992)	1,175	0.19	(1.24)	1.43
Consolidated	$599	$(453)	$1,052	$0.69	$(0.58)	$1.27

Year-To-Date
Dominion Energy Virginia	$776	$958	$(182)	$0.93	$1.18	$(0.25)
Dominion Energy South Carolina	159	233	(74)	0.19	0.29	(0.10)
Contracted Energy	69	30	39	0.08	0.04	0.04
Corporate and Other	592	(963)	1,555	0.66	(1.26)	1.92
Consolidated	$1,596	$258	$1,338	$1.86	$0.25	$1.61

(1) Consolidated results are presented on a diluted EPS basis. The dilutive impacts, primarily consisting of potential shares which had not yet been issued, are included within the results of the Corporate and Other segment. EPS contributions for Dominion Energy’s operating segments are presented utilizing basic average shares outstanding for the period.

Dominion Energy Virginia

Presented below are selected operating statistics related to Dominion Energy Virginia’s operations:

	Second Quarter			Year-To-Date
	2023	2022	% Change	2023	2022	% Change
Electricity delivered (million MWh)	21.8	20.7	5%	43.5	43.0	1%
Electricity supplied (million MWh):
Utility	20.7	20.8	—	42.5	43.1	(1)
Non-Jurisdictional	0.6	0.5	20	0.9	0.8	13
Degree days (electric distribution and utility service area):
Cooling	358	502	(29)	361	513	(30)
Heating	204	297	(31)	1,675	2,192	(24)
Average electric distribution customer accounts (thousands)	2,746	2,720	1	2,743	2,718	1

Presented below, on an after-tax basis, are the key factors impacting Dominion Energy Virginia’s net income contribution:

	Second Quarter 2023 vs. 2022 Increase (Decrease)		Year-To-Date 2023 vs. 2022 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Weather	$(42)	$(0.05)	$(109)	$(0.13)
Customer usage and other factors	42	0.05	75	0.09
Customer-elected rate impacts	(57)	(0.07)	(78)	(0.10)
Rider equity return	17	0.02	49	0.06
Storm damage and restoration costs	5	0.01	13	0.02
Depreciation and amortization	(6)	(0.01)	(12)	(0.01)
Renewable energy investment tax credits	4	—	(53)	(0.07)
Interest expense, net	(10)	(0.01)	(23)	(0.03)
Other	(3)	—	(44)	(0.06)
Share dilution	—	(0.01)	—	(0.02)
Change in net income contribution	$(50)	$(0.07)	$(182)	$(0.25)

Dominion Energy South Carolina

Presented below are selected operating statistics related to Dominion Energy South Carolina’s operations:

	Second Quarter			Year-To-Date
	2023	2022	% Change	2023	2022	% Change
Electricity delivered (million MWh)	5.2	5.9	(12%)	10.2	11.1	(8%)
Electricity supplied (million MWh)	5.5	6.2	(11)	10.7	11.7	(9)
Degree days (electric distribution service areas):
Cooling	113	253	(55)	114	253	(55)
Heating	25	33	(24)	484	783	(38)
Gas distribution throughput (bcf):
Sales	16	15	7	33	35	(6)
Average distribution customer accounts (thousands):
Electric	789	776	2	786	774	2
Gas	441	425	4	439	424	4

Presented below, on an after-tax basis, are the key factors impacting Dominion Energy South Carolina’s net income contribution:

	Second Quarter 2023 vs. 2022 Increase (Decrease)		Year-To-Date 2023 vs. 2022 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Weather	$(26)	$(0.03)	$(45)	$(0.06)
Customer usage and other factors	3	—	10	0.01
Customer-elected rate impacts	(11)	(0.01)	(18)	(0.02)
Base rate case & Natural Gas Rate Stabilization Act impacts	1	—	6	0.01
Capital cost rider	(2)	—	(4)	—
Gains on sales of property	(12)	(0.01)	(12)	(0.01)
Depreciation and amortization	(4)	—	(7)	(0.01)
Interest expense, net	(8)	(0.01)	(14)	(0.02)
Other	3	(0.01)	10	0.01
Share dilution	—	—	—	(0.01)
Change in net income contribution	$(56)	$(0.07)	$(74)	$(0.10)

Contracted Energy

Presented below are selected operating statistics related to Contracted Energy's operations:

	Second Quarter			Year-To-Date
	2023	2022	% Change	2023	2022	% Change
Electricity supplied (million MWh)	2.4	3.4	(29%)	7.0	8.0	(13)%

Presented below, on an after-tax basis, are the key factors impacting Contracted Energy's net income contribution:

	Second Quarter 2023 vs. 2022 Increase (Decrease)		Year-To-Date 2023 vs. 2022 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Margin	$(24)	$(0.03)	$22	$0.03
Planned outage costs(1)	3	—	6	0.01
Unplanned outage costs(1)	(3)	—	(2)	—
Depreciation and amortization	6	0.01	11	0.01
Other	1	—	2	(0.01)
Share dilution	—	—	—	—
Change in net income contribution	$(17)	$(0.02)	$39	$0.04

(1)
Excludes earnings impact from lower energy margins associated with a Millstone outage.

Corporate and Other

Presented below are the Corporate and Other segment’s after-tax results:

	Second Quarter			Year-To-Date
	2023	2022	$ Change	2023	2022	$ Change
(millions, except EPS)
Specific items attributable to operating segments	$66	$(1,306)	$1,372	$370	$(1,658)	$2,028
Specific items attributable to Corporate and Other segment	205	342	(137)	365	714	(349)
Total specific items	271	(964)	1,235	735	(944)	1,679
Other corporate and other operations:
Interest expense, net	(131)	(82)	(49)	(250)	(162)	(88)
Other	43	54	(11)	107	143	(36)
Total other corporate and other operations	(88)	(28)	(60)	(143)	(19)	(124)
Total net income (expense)	$183	$(992)	$1,175	$592	$(963)	$1,555
EPS impact	$0.19	$(1.24)	$1.43	$0.66	$(1.26)	$1.92

Corporate and Other includes specific items attributable to Dominion Energy’s primary operating segments that are not included in profit measures evaluated by executive management in assessing the segments' performance or in allocating resources. See Note 21 to the Consolidated Financial Statements in this report for discussion of these items in more detail. Corporate and Other also includes items attributable to the Corporate and Other segment. For the three months ended June 30, 2023, this primarily included $168 million net income from discontinued operations, primarily associated with operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point, and a $36 million after-tax gain for derivative mark-to-market changes. For the six months ended June 30, 2023, this primarily included $449 million net income from discontinued operations, primarily associated with operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point and a $68 million after-tax charge associated with the impairment of a corporate office building.

For the three months ended June 30, 2022, other than the effects of required interim period provision for income taxes, this primarily included $212 million net income from discontinued operations, primarily associated with operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point and a $187 million after-tax benefit for derivative mark-to-market changes. For the six months ended June 30, 2022, other than the effects of required interim period provision for income taxes, this primarily included $623 million net income from discontinued operations, primarily associated with operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point, a $239 million after-tax benefit for derivative mark-to-market changes and a $90 million charge to reflect the recognition of deferred taxes on the outside basis of Hope’s stock upon meeting the classification as held for sale.

Outlook

As of June 30, 2023, there have been no material changes to Dominion Energy’s 2023 outlook as described in Item 7. MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022. As discussed in Future Issues and Other Matters, legislation enacted in Virginia in April 2023 is expected to decrease Dominion Energy’s 2023 net income for riders combined into base rates effective July 2023.

Liquidity and Capital Resources

Dominion Energy depends on both cash generated from operations and external sources of liquidity to provide working capital and as a bridge to long-term financings. Dominion Energy’s material cash requirements include capital and investment expenditures, repaying short-term and long-term debt obligations and paying dividends on its common and preferred stock. This section should be read in conjunction with Item 7. MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

Analysis of Cash Flows

Presented below are selected amounts related to Dominion Energy’s cash flows:

	2023	2022
(millions)
Cash, restricted cash and equivalents at January 1	$341	$408
Cash flows provided by (used in):
Operating activities	3,194	1,361
Investing activities	(5,014)	(5,148)
Financing activities	1,794	3,786
Net increase (decrease) in cash, restricted cash and equivalents	(26)	(1)
Cash, restricted cash and equivalents at June 30	$315	$407

Operating Cash Flows

Net cash provided by Dominion Energy's operating activities increased $1.8 billion, inclusive of a $280 million decrease from discontinued operations. Net cash provided by continuing operations increased $2.1 billion primarily due to higher deferred fuel and purchased gas cost recoveries ($1.5 billion), lower margin deposits ($602 million), a decrease in refund payments to Virginia electric customers associated with the settlement of the 2021 Triennial Review ($282 million), partially offset by an increase in interest payments driven by higher interest rates and borrowings ($252 million).

Investing Cash Flows

Net cash used in Dominion Energy’s investing activities decreased $134 million, primarily due to the absence of an issuance of a short-term deposit ($2.0 billion) and lower acquisitions of solar development projects ($109 million), substantially offset by an increase in plant construction and other property additions ($1.6 billion), a decrease in proceeds from the sale of assets and equity method investments ($135 million) and the absence of withdrawals from Kewaunee's nuclear decommissioning trust ($80 million).

Financing Cash Flows

Net cash provided by Dominion Energy's financing activities decreased $2.0 billion primarily due to a $2.9 billion decrease due to net repayments of long-term debt in 2023 versus net issuances in 2022, the absence of the settlement of the stock purchase contract component of the 2019 Equity Units in 2022 ($1.6 billion) and a decrease in supplemental credit facility borrowings ($450 million), partially offset by the issuance of 364-day term loan facility borrowings ($2.5 billion) and higher net issuances of short-term debt ($387 million).

Credit Facilities and Short-Term Debt

As discussed in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022, Dominion Energy generally uses proceeds from short-term borrowings, including commercial paper, to satisfy short-term cash requirements not met through cash from operations. The levels of borrowing may vary significantly during the course of the year, depending on the timing and amount of cash requirements not satisfied by cash from operations. There have been no significant changes to Dominion Energy’s use of credit facilities and/or short-term debt during the six months ended June 30, 2023.

Joint Revolving Credit Facility

Dominion Energy maintains a $6.0 billion joint revolving credit facility which provides for a discount in the pricing of certain annual fees and amounts borrowed by Dominion Energy under the facility if Dominion Energy achieves certain annual renewable electric generation and diversity and inclusion objectives. At June 30, 2023, Dominion Energy had $1.8 billion of unused capacity under its joint revolving credit facility. See Note 16 to the Consolidated Financial Statements in this report for the balances of commercial paper and letters of credit outstanding.

Dominion Energy Reliability InvestmentSM Program

Dominion Energy has an effective shelf registration statement with the SEC for the sale of up to $3.0 billion of variable denomination floating rate demand notes, called Dominion Energy Reliability InvestmentSM. The registration limits the principal amount that may be outstanding at any one time to $1.0 billion. The notes are offered on a continuous basis and bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee, or its designee, on a weekly basis. The notes have no stated maturity date, are non-transferable and may be redeemed in whole or in part by Dominion Energy or at the investor’s option at any time. At June 30, 2023, Dominion Energy’s Consolidated Balance Sheets include $403 million with respect to such notes presented within short-term debt. The proceeds are used for general corporate purposes and to repay debt.

Other Facilities

In addition to the primary sources of short-term liquidity discussed above, from time to time Dominion Energy enters into separate supplementary credit facilities or term loans as discussed in Note 16 to the Consolidated Financial Statements in this report.

In January 2023, Dominion Energy entered into a $2.5 billion 364-day term loan facility which bears interest at a variable rate and will mature in January 2024 with the proceeds to be used to repay existing long-term debt and short-term debt upon maturity and for other general corporate purposes. Concurrently, Dominion Energy borrowed an initial $1.0 billion with the proceeds used to repay long-term debt. In February and March 2023, Dominion Energy borrowed $500 million and $1.0 billion, respectively, with the proceeds used for general corporate purposes and to repay long-term debt.

In July 2023, Dominion Energy entered into two $600 million 364-day term loan facilities which bear interest at a variable rate and will mature in July 2024 with the proceeds to be used to repay existing long-term debt and/or short-term debt upon maturity and for other general corporate purposes. Subsequently in July 2023, Dominion Energy borrowed an initial $750 million in the aggregate under these facilities with the proceeds used to repay short-term debt and for general corporate purposes. Dominion Energy is permitted to make up to three additional borrowings under each agreement through November 2023, at which point any unused capacity will cease to be available to Dominion Energy. The agreements contain certain mandatory early repayment provisions, including that any after-tax proceeds in connection with a sale of Dominion Energy’s noncontrolling interest in Cove Point, following the repayment of DECP Holding’s term loan secured by its noncontrolling interest in Cove Point, be applied to any outstanding borrowings under the facilities.

Long-Term Debt

Sustainability Revolving Credit Agreement

Dominion Energy maintains a $900 million Sustainability Revolving Credit Agreement which matures in 2024 and bears interest at a variable rate. The facility offers a reduced interest rate margin with respect to borrowed amounts allocated to certain environmental sustainability or social investment initiatives. In March 2023, Dominion Energy borrowed $450 million with the proceeds used for general corporate purposes. In April 2023, Dominion Energy repaid $450 million borrowed for general corporate purposes. At June 30, 2023, Dominion Energy had $450 million borrowed to support environmental sustainability and social investment initiatives.

Issuances and Borrowings of Long-Term Debt

During the six months ended June 30, 2023, Dominion Energy issued or borrowed the following long-term debt. Unless otherwise noted, the proceeds were used for the repayment of existing indebtedness and for general corporate purposes.

Month	Type	Public / Private	Entity	Principal	Rate	Stated Maturity
				(millions)
March	Senior notes	Public	Virginia Power	$750	5.000%	2033
March	Senior notes	Public	Virginia Power	750	5.450%	2053
Total issuances and borrowings				$1,500

Dominion Energy currently meets the definition of a well-known seasoned issuer under SEC rules governing the registration, communication and offering processes under the Securities Act of 1933, as amended. The rules provide for a streamlined shelf registration process to provide registrants with timely access to capital. This allows Dominion Energy to use automatic shelf registration statements to register any offering of securities, other than those for exchange offers or business combination transactions.

As the comprehensive business review announced in November 2022 is still in progress, Dominion Energy is uncertain as to the amount of long-term debt it anticipates issuing in 2023. Dominion Energy expects to issue long-term debt to satisfy cash needs for capital expenditures and maturing long-term debt to the extent such amounts are not satisfied from cash available from operations following the payment of dividends and any borrowings made from unused capacity of Dominion Energy’s credit facilities discussed above. The raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.

Repayments, Repurchases and Redemptions of Long-Term Debt

Dominion Energy may from time to time reduce its outstanding debt and level of interest expense through redemption of debt securities prior to maturity or repurchases of debt securities in the open market, in privately negotiated transactions, through tender offers or otherwise.

The following long-term debt was repaid, repurchased or redeemed during the six months ended June 30, 2023:

Month	Type	Entity	Principal (1)	Rate	Stated Maturity
			(millions)
Debt scheduled to mature in 2023		Multiple	$1,787	various
Early redemptions
None
Total repayments, repurchases and redemptions			$1,787
(1)
Total amount redeemed prior to maturity includes remaining principal plus accrued interest.

See Note 18 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022 for additional information regarding scheduled maturities of Dominion Energy’s long-term debt, including related average interest rates.

As discussed in Note 10 to the Consolidated Financial Statements in this report, DECP Holding's term loan secured by its noncontrolling interest in Cove Point is required to be repaid in connection with closing of Dominion Energy's July 2023 agreement with BHE for the sale of its 50% noncontrolling limited partnership interest in Cove Point, which is expected to occur by the end of 2023.

Remarketing of Long-Term Debt

In June 2023, Virginia Power remarketed three series of tax-exempt bonds, with an aggregate outstanding principal of $160 million to new investors. All three bonds will bear interest at a coupon of 3.65% until October 2027, after which they will bear interest at a market rate to be determined at that time. Dominion Energy does not expect to remarket any other long-term debt in 2023.

Credit Ratings

As discussed in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022, Dominion Energy’s credit ratings affect its liquidity, cost of borrowing under credit facilities and collateral posting requirements under commodity contracts, as well as the rates at which it is able to offer debt securities. The credit ratings for Dominion Energy are affected by its financial profile, mix of regulated and nonregulated businesses and respective cash flows, changes in methodologies used by the ratings agencies and event risk, if applicable, such as major acquisitions or dispositions. A credit rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. In April 2023, Standard & Poor’s affirmed its credit ratings but revised its outlook for Dominion Energy from stable to negative. Dominion Energy cannot predict the potential impact the negative outlook at Standard & Poor’s could have on its liquidity, cost of borrowing under credit facilities and collateral posting requirements under commodity contracts, as well as the rates at which it is able to offer debt securities. There have been no other changes in Dominion Energy’s credit ratings from those described in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

Financial Covenants

As discussed in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022, Dominion Energy is subject to various covenants present in the enabling agreements underlying Dominion Energy’s debt. As of June 30, 2023, there have been no material changes to covenants, nor any events of default under Dominion Energy’s covenants.

Common Stock, Preferred Stock and Other Equity Securities

In the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022, there is a discussion of Dominion Energy’s existing equity financing programs, including an at-the-market program and Dominion Energy Direct®. During the six months ended June 30, 2023, Dominion Energy issued $85 million of stock through these programs. Dominion Energy's at-the-market program expired in June 2023. See Note 16 to the Consolidated Financial Statements in this report for additional information.

As the comprehensive business review announced in November 2022 is still in progress, Dominion Energy is uncertain as to the amount of common stock that it anticipates issuing in 2023. However, Dominion Energy anticipates raising similar amounts of capital through Dominion Energy Direct® in 2023 compared to 2022 and 2021. The raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.

As of June 30, 2023, there have been no material changes to the Board of Directors authorization to repurchase Dominion Energy stock, or the remaining available capacity under this authorization, disclosed in the Repurchases of Equity Securities section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022. Dominion Energy has not repurchased through June 30 and does not plan to repurchase in the remainder of 2023 any shares of its common stock, except for shares tendered by employees to satisfy tax withholding obligations on vested restricted stock.

Capital Expenditures

As of June 30, 2023, there have been no material changes to Dominion Energy’s expectation for planned capital expenditures as disclosed in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

Dividends

Dominion Energy believes that its operations provide a stable source of cash flow to contribute to planned levels of capital expenditures and maintain or grow the dividend on common shares. See Note 16 to the Consolidated Financial Statements in this report for additional information regarding Dominion Energy’s outstanding preferred stock and associated dividend rates.

Subsidiary Dividend Restrictions

As of June 30, 2023, there have been no material changes to the subsidiary dividend restrictions disclosed in the Dividends section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

Collateral and Credit Risk

As of June 30, 2023, there have been no material changes to the collateral requirements disclosed in the Collateral and Credit Risk section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

Dominion Energy’s exposure to potential concentrations of credit risk results primarily from its energy marketing and price risk management activities. Presented below is a summary of Dominion Energy’s credit exposure at June 30, 2023 for these activities. Gross credit exposure for each counterparty is calculated as outstanding receivables plus any unrealized on- or off-balance sheet exposure, taking into account contractual netting rights.

	Gross Credit Exposure	Credit Collateral	Net Credit Exposure
(millions)
Investment grade(1)	$166	$—	$166
Non-investment grade(2)	2	—	2
No external ratings:
Internally rated—investment grade(3)	15	2	13
Internally rated—non-investment grade(4)	28	1	27
Total(5)	$211	$3	$208

(1)
Designations as investment grade are based upon minimum credit ratings assigned by Moody’s Investors Service and Standard & Poor’s. The five largest counterparty exposures, combined, for this category represented approximately 55% of the total net credit exposure.
(2)
The five largest counterparty exposures, combined, for this category represented approximately 1% of the total net credit exposure.
(3)
The five largest counterparty exposures, combined, for this category represented approximately 6% of the total net credit exposure.
(4)
The five largest counterparty exposures, combined, for this category represented approximately 9% of the total net credit exposure.
(5)
Excludes long-term purchase power agreements entered to satisfy legislative or state regulatory commission requirements.

Fuel and Other Purchase Commitments

There have been no material changes outside of the ordinary course of business to Dominion Energy’s fuel and other purchase commitments included in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022.

Other Material Cash Requirements

As of June 30, 2023, there have been no material changes outside of the ordinary course of business to Dominion Energy’s other material cash requirements included in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022. Such obligations include:

•
Operating and finance lease obligations – See Note 14 to the Consolidated Financial Statements in this report;
•
Regulatory liabilities – See Note 12 to the Consolidated Financial Statements in this report;
•
AROs – See Note 14 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022;
•
Employee benefit plan obligations – See Note 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022;
•
Charitable commitments – See Note 23 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022;
•
Off-balance sheet leasing arrangements – See Note 15 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022; and
•
Guarantees – See Note 17 to the Consolidated Financial Statements in this report.

Future Issues and Other Matters

See Item 1. Business, Future Issues and Other Matters in MD&A and Notes 13 and 23 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2022 and Notes 13 and 17 to the Consolidated Financial Statements in this report for additional information on various environmental, regulatory, legal and other matters that may impact future results of operations, financial condition and/or cash flows.

Business Review

In November 2022, Dominion Energy announced the commencement of a business review of value-maximizing strategic business actions, alternatives to its current business mix and capital allocation and regulatory options which may assist customers to manage costs and provide greater predictability to its long-term, state-regulated utility value proposition. In April 2023, the legislative process in Virginia was substantially completed resulting in new legislation which will shift $350 million of annual revenue requirement for costs currently recovered through riders into base rates effective July 2023, eliminate the ability of Virginia Power to utilize CCROs and adjust the parameters for determining an authorized ROE and revenue sharing. In addition, new legislation allows Virginia Power to apply for the securitization of certain deferred fuel costs as well as seek approval for a noncontrolling equity financing partner for the CVOW Commercial Project. In July 2023, Dominion Energy entered an agreement to sell its 50% noncontrolling limited partner interest in Cove Point to BHE as discussed in Note 10 to the Consolidated Financial Statements in this report. As part of the on-going business review, Dominion Energy may consider additional divestiture of all or a portion of certain operations. While the ultimate impacts cannot be estimated until the review is completed, which is expected to occur in the third quarter of 2023, implementation of recommendations resulting from the business review could have a material impact on Dominion Energy's future results of operations, financial condition and/or cash flows.

Virginia Legislation

The 2023 General Assembly session in Virginia included several proposals, including those ultimately enacted into law, related to Virginia Power’s retail base rates and other cost recovery mechanisms. In April 2023, legislation was enacted that amended several key provisions of the Regulation Act, as previously amended by the GTSA. The new legislation will shift $350 million of annual revenue requirement for costs currently recovered under riders into base rates effective July 2023, eliminate the ability of Virginia Power to utilize CCROs and adjust the parameters for determining an authorized ROE and revenue sharing. In addition, this legislation reestablishes biennial base rate reviews, sets a target capitalization ratio and permits Virginia Power to apply for the securitization of certain deferred fuel costs. See Note 13 to the Consolidated Financial Statements for additional information. In March 2023, legislation was enacted that permits Virginia Power to seek approval for a noncontrolling equity financing partner for the CVOW Commercial Project. In addition, in May 2023 legislation was enacted that amended certain portions of the VCEA, which qualifies generation produced by Virginia Power’s biomass electric generating stations as renewable energy and eliminates the mandated retirement by the end of 2028 of such facilities. While Dominion Energy is unable to estimate the ultimate financial statement impacts related to the newly enacted legislation, it expects there could be a material impact to its results of operations, financial condition and/or cash flows.

Future Environmental Regulations

In March 2023, the EPA released a proposed rule to further revise the Effluent Limitations Guidelines for the Steam Electric Power Generating Category, which apply primarily to wastewater discharges at coal and oil steam generating stations. Also in March 2023, the EPA released its first proposed rule to establish national drinking water standards for PFAS. Dominion Energy anticipates that the EPA will release additional rulemakings as part of an overall strategy to identify and mitigate PFAS exposure. In April 2023, the EPA released a proposal to tighten aspects of the Mercury and Air Toxics Standards, including the reduction of emissions limits for filterable particulate matter, and requiring the use of continuous emissions monitoring systems to demonstrate compliance. In May 2023, the EPA proposed a package of rules designed to reduce CO2 emissions from certain fossil fuel-fired electric generating units. The proposal sets standards of performance and emission guidelines for CO2 emissions from new gas-fired combustion turbines and modified coal-fired steam generating units. The proposed rulemaking package also proposes emission guidelines, including presumptive emission limits, for existing coal, oil and gas-fired steam generating units and certain gas-fired combustion turbines. Also in May 2023, the EPA released a proposed rule to regulate inactive surface impoundments located at retired generating stations that contained CCR and liquids after October 2015, and certain other inactive or previously closed surface impoundments, landfills or other areas that contain accumulations of CCR. Until the EPA ultimately takes final action on these rulemakings, Dominion Energy is unable to predict whether or to what extent the new rules will ultimately require additional controls. The expenditures required to implement additional controls could have a material impact on Dominion Energy’s financial condition and cash flows.

Federal Income Tax Laws

In April 2023, the IRS issued safe harbor guidance to taxpayers on the treatment of amounts paid to repair, maintain, replace, or improve natural gas distribution property, including whether expenditures should be deducted as repairs or capitalized and depreciated on tax returns. The guidance includes safe harbor tax accounting methods which a taxpayer may choose to elect and provides special transition rules and incentives that vary depending on which tax year is the year of change. Dominion Energy is evaluating this new guidance and cannot currently estimate the potential financial statement impacts, but there could be a material impact to its results of operations, financial condition and/or cash flows.

Offshore Wind Vessel Leasing Arrangement

In December 2020, Dominion Energy signed an agreement (subsequently amended in December 2022 and May 2023) with a lessor to complete construction of and lease a Jones Act compliant offshore wind installation vessel. This vessel is designed to handle current turbine technologies as well as next generation turbines. The lessor is providing equity and has obtained financing commitments from debt investors, totaling $625 million, to fund the estimated project costs. The project is expected to be completed in late 2024 or early 2025. The initial lease term will commence once construction is substantially complete and the vessel is delivered and will mature in November 2027. See Note 14 to the Consolidated Financial Statements in this report for additional information.

Southeast Energy Exchange Market

In July 2023, the U.S. Court of Appeals for the District of Columbia Circuit vacated certain of FERC’s previous orders authorizing the SEEM market, including the tariff amendments to provide transmission service for transactions in SEEM. Dominion Energy is evaluating this ruling and currently cannot estimate the potential financial statement impacts.